CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS A 39.6% INCREASE IN NET INCOME FOR THE SECOND QUARTER OF 2021
AND DECLARES A QUARTERLY DIVIDEND OF $0.10 PER SHARE

Cranbury NJ - July 23, 2021 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $5.2 million and diluted earnings per share of $0.50 for the three months ended June 30, 2021 compared to net income of $3.7 million and diluted earnings per share of $0.36 for the three months ended June 30, 2020. Net income increased 39.6% and diluted earnings per share increased 38.9% for the second quarter of 2021 compared to the second quarter of 2020.

On July 11, 2021, the Company and Lakeland Bancorp, Inc. (NASDAQ: LBAI), the holding company (“Lakeland”) for Lakeland Bank, entered into an Agreement and Plan of Merger, pursuant to which the Company will merge with and into Lakeland, with Lakeland continuing as the surviving entity (the “Merger”), and the Bank will merge with and into Lakeland Bank. Expenses of $447,000 related to this pending transaction were incurred in the three month period ended June 30, 2021.

The Company's Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock that will be payable on August 25, 2021 to shareholders of record on August 12, 2021.

Adjusted net income increased 49.1% to $5.5 million, for the second quarter of 2021 compared to adjusted net income of $3.7 million for the second quarter of 2020. Adjusted net income per diluted share increased 47.2% to $0.53 for the second quarter of 2021 compared to adjusted net income per diluted share of $0.36 for the second quarter of 2020.

For the six months ended June 30, 2021, net income was $10.1 million, or $0.98 per diluted share, compared to net income of $7.1 million, or $0.69 per diluted share, for the six months ended June 30, 2020. Net income increased 41.8% and diluted earnings per share increased 42.0% for the first six months of 2021 compared to the first six months of 2020. For the six months ended June 30, 2021, adjusted net income was $10.4 million, or $1.01 per diluted share, compared to adjusted net income of $7.2 million, or $0.70 per diluted share, for the six months ended June 30, 2020.

Adjusted net income, adjusted net income per diluted share, adjusted return on average total assets and adjusted return on average shareholders' equity are non-GAAP financial measures that exclude the after-tax effect of merger-related expenses. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results. A reconciliation of these non-GAAP financial measures to the GAAP financial results is attached to this press release. Management believes that the presentation of these non-GAAP financial measures of the Company in this press release may be helpful to readers in understanding the Company’s financial performance without including the financial impact of the Merger when comparing the Company’s financial statements for the three- and six-month periods ended June 30, 2021 and 2020.

Robert F. Mangano, President and Chief Executive Officer, stated, “We are excited to be partnering with Lakeland, which is such a respected and well-managed institution. This Merger will bring together two outstanding organizations with strong financial performance, similar cultures and deep relationships in New Jersey. We are beginning our integration planning with Lakeland and anticipate consummating the Merger in the fourth quarter of 2021 or early in the first quarter of 2022.”

Mr. Mangano continued, “Our second quarter results reflect contributions from all of our business operations and the diversification of our lending. Our operating fundamentals, asset quality and capital levels continue to be stable and strong. Adjusted return on average total assets and adjusted return on average shareholders' equity were 1.22% and 11.45%, respectively.”

SECOND QUARTER 2021 HIGHLIGHTS

•Net income increased $1.5 million, or 39.6%, to $5.2 million as compared to the second quarter of 2020. Return on average total assets and return on average shareholders' equity were 1.15% and 10.73%, respectively.
•Net interest income was $14.4 million and the net interest margin was 3.47% on a tax-equivalent basis.
•A provision for loan losses of $600,000 was recorded and net charge-offs were $719,000.
•Total loans were $1.2 billion at June 30, 2021 and decreased $59.5 million from March 31, 2021. During the second quarter of 2021, mortgage warehouse lines decreased $25.8 million to $241.8 million at June 30, 2021, reflecting primarily a lower volume of funding than in the first quarter of 2021. Commercial business loans decreased $27.3 million due primarily to the forgiveness and pay-off of the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans. Residential real estate loans held in the portfolio decreased $6.6 million due to pay-offs of loans.
•Non-interest income was $3.7 million for the second quarter of 2021, as residential mortgage banking operations and SBA lending generated $2.0 million and $775,000 gain on sales of loans, respectively.
•Non-interest-bearing demand deposits increased $20.0 million, savings and interest-bearing transaction accounts increased $56.6 million and certificates of deposit declined $91.8 million during the second quarter of 2021.
•Non-performing assets were $12.1 million, or 0.68% of total assets at June 30, 2021, representing a decrease of $3.3 million from March 31, 2021 and included $48,000 of other real estate owned (“OREO”). Two non-performing hotel loans totaling $2.6 million were paid off and a charge-off of $12,000 was incurred.

COVID-19 Impact and Response

As the Company conducts its daily operations, the health and safety of our employees and customers remains our primary concern and we continue to maintain the same measures and protective procedures that we implemented in 2020.

During the first half of 2021, the Company continued working with customers impacted by the economic disruption. To support our loan and deposit customers and the communities we serve, we continue to provide access to additional credit and forbearance on loan interest and or principal payments for up to 90 days where management has determined that it is warranted.
•All loans except for two that had previously received deferrals were no longer deferred at June 30, 2021. The two loans consisted of one hotel loan for $3.1 million that was placed on non-accrual in the third quarter of 2020 and one residential mortgage loan for $871,000 that was placed on non-accrual in the first quarter of 2021.
•As a long-standing SBA preferred lender, we actively participated in the SBA’s PPP lending program established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In 2020, we funded 467 SBA PPP loans totaling $75.6 million, $70.6 million of which had been forgiven by the SBA through the end of the second quarter of 2021.
•The Economic Aid to Hard-Hit Small Business, Not for Profits and Venues Act (“Economic Aid Act”) was enacted in December 2020 in further response to the COVID-19 pandemic. Among other things, the Economic Aid Act provided relief to borrowers to access additional credit through a second round of the SBA’s PPP. We actively participated in the second round PPP and funded loans totaling $35.3 million, $4.4 million of which had been forgiven by the SBA through the end of the second quarter of 2021.

Allowance for Loan Losses

Management reviewed the loan portfolio at June 30, 2021 in connection with the evaluation of the adequacy of the allowance for loan losses. As part of this review, management reviewed substantially all of the $132.1 million of commercial business and commercial real estate loans that had been modified to defer interest and or principal for up to 90 days either in 2020 or 2021. Loans with balances of less than $250,000 were generally excluded from management’s review.

At June 30, 2021, the allowance for loan losses included $414,000 for loans that were rated Pass-Watch and had received a deferral. This reflects management’s previously reported determination that “Pass-Watch” credit rated loans with modifications or deferrals suggest a weaker financial strength of the borrower than “Pass” credit rated loans, thereby warranting additional allowance for loan losses than would ordinarily be reserved for “Pass-Watch” credit rated loans.

Within the loan portfolio, hotel and restaurant-food service industries have been adversely impacted by the economic disruption caused by the COVID-19 pandemic. At June 30, 2021, loans to borrowers in the hotel and restaurant-food service industries were $65.2 million and $61.6 million, respectively. Management reviewed over 92% of the hotel loans and over 96% of the restaurant-food service loans. At June 30, 2021, management continued to maintain the additional allowance for loan losses of 75 basis points, or $372,000, attributable to restaurant-food service loans and 25 basis points, or $155,000, attributable to hotel loans due to the challenging operating environment for these businesses as a result of the COVID-19 pandemic.

All construction loans are closely monitored on a quarterly basis and are reviewed to assess the progress of construction relative to the plan and budget and lease-up or sales of units.

Management also reviewed loans to schools that are private educational institutions that are generally sponsored or affiliated with religious organizations. These loans totaled $25.7 million at June 30, 2021, and 96% of these loans were reviewed.

As a result of management’s review of the loan portfolio at June 30, 2021, a provision for loan losses of $600,000 was recorded for the second quarter of 2021 and the allowance for loan losses was $16.9 million at June 30, 2021. The provision for loan losses reflected primarily the net charge-offs of $719,000 and changes in the size, mix and risk elements of the loan portfolio at June 30, 2021. The allowance for loan losses at June 30, 2021 included $1.5 million of allowance that was attributable to management's qualitative factors related to the COVID-19 pandemic and specific reserves of $3.5 million for impaired loans.

Acquisition accounting for the merger with Shore Community Bank (“Shore”) in 2019 and the merger with New Jersey Community Bank (“NJCB”) in 2018 resulted in the Shore and NJCB loans being recorded at their fair value and no allowance for loan losses as of the effective time of the respective mergers. The unaccreted general credit fair value discounts related to the former Shore and NJCB loans were approximately $1.2 million and $359,000 at June 30, 2021, respectively. In addition, at June 30, 2021, there were $36.0 million of SBA PPP loans which are 100% guaranteed by the SBA and, accordingly, no allowance was provided.

Discussion of Financial Results

Net income was $5.2 million, or $0.50 per diluted share, for the second quarter of 2021 compared to net income of $3.7 million, or $0.36 per diluted share, for the second quarter of 2020. For the three months ended June 30, 2021, net interest income increased $592,000 compared to the three months ended June 30, 2020 driven primarily by the decrease in the cost of interest-bearing liabilities. The provision for loan losses was $600,000 for the second quarter of 2021 compared to $2.1 million for the second quarter of 2020. The higher provision for the second quarter of 2020 included $1.6 million of qualitative factors related to the COVID-19 pandemic. The provision of $600,000 for the second quarter of 2021 reflected the generally improved economic conditions, the decline in the size of the loan portfolio in 2021 and no significant decline in the credit quality of the loan portfolio. Gain on sales of loans for the second quarter of 2021 increased $645,000 compared to the second quarter of 2020 due primarily to the higher volume of SBA loans sold. Non-interest expenses were $10.5 million for the second quarter of 2021, which included $447,000 of merger-related expenses, and increased $694,000 compared to $9.8 million for the second quarter of 2020.

Net interest income was $14.4 million for the second quarter of 2021 and increased $592,000 compared to net interest income of $13.8 million for the second quarter of 2020. Total interest income was $15.9 million for the three months ended June 30, 2021 compared to $16.7 million for the three months ended June 30, 2020. The decrease in total interest income was primarily due to the lower yield on average interest-earning assets and the decline in the average balance of investments and total loans. Average interest-earning assets were $1.7 billion, with a tax-equivalent yield of 3.81%, for the second quarter of 2021 compared to average interest-earning assets of $1.5 billion, with a tax-equivalent yield of 4.39%, for the second quarter of 2020. The tax-equivalent yield on average interest-earning assets for the second quarter of 2021 declined 58 basis points to 3.81%, due primarily to the decline in market interest rates during 2020 to a low level that continued through the second quarter of 2021 and the significant increase in the average balance of federal funds sold/short-term investments with a yield of 0.11%. The Federal Reserve reduced the targeted federal funds rate 150 basis points in March 2020 in response to the economic uncertainty resulting from the COVID-19 pandemic. As a result of the reductions in the targeted federal funds rate, the prime rate declined to 3.25% in March 2020 and was unchanged through the second quarter of 2021. The Bank had approximately $428.4 million of loans with an interest rate tied to the prime rate and approximately $48.6 million of loans with an interest rate tied to either 1- or 3-month LIBOR at June 30, 2021. Unearned fees, net of deferred costs, related to the SBA PPP loans were $1.2 million at June 30, 2021.

Interest expense on average interest-bearing liabilities was $1.4 million, with an interest cost of 0.52%, for the second quarter of 2021, compared to $1.7 million, with an interest cost of 0.59%, for the first quarter of 2021 and $2.9 million, with an interest cost of 1.04%, for the second quarter of 2020. Interest expense declined $1.5 million for the second quarter of 2021 compared to the second quarter of 2020 due primarily to the decline in interest rates paid on deposits as a direct result of the lower interest rate environment. The average cost of interest-bearing deposits was 0.50% for the second quarter of 2021, 0.57% for the first quarter of 2021 and 1.04% for the second quarter of 2020. The interest rates paid on deposits generally do not adjust quickly to rapid changes in market interest rates and decline over time in a falling interest rate environment. Management will continue to monitor and adjust the interest rates paid on deposits to reflect the then current interest rate environment and competitive factors.

The net interest margin on a tax-equivalent basis was 3.47% for the second quarter of 2021 compared to 3.64% for the second quarter of 2020. The net interest margin for the second quarter of 2021 was negatively impacted by the higher average balance of federal funds sold/short-term investments resulting from the $155.5 million increase in total average deposits, the $27.7 million decrease in average investments and the $25.7 million decrease in average total loans from the second quarter of 2020. Interest income for the second quarter of 2021 included $455,000 of fee income related to PPP loans that were forgiven and paid off by the SBA. Excluding the effect of the higher average balance of federal funds sold/short-term investments due to the increase in average deposits, the net interest margin was approximately 3.81% for the second quarter of 2021.

The Company recorded a provision for loan losses of $600,000 for the second quarter of 2021 compared to a provision for loan losses of $2.1 million for the second quarter of 2020. The provision for loan losses in the second quarter of 2021 reflected the decline in the size of the loan portfolio, net charge-offs and changes in loan ratings, risk elements and mix of the loan portfolio at June 30, 2021. The higher provision for loan losses in the second quarter of 2020 reflected in part a $1.6 million increase in qualitative loss factors related to the COVID-19 pandemic. Management determined that no adjustment to these qualitative factors was appropriate at June 30, 2021. At June 30, 2021, total loans were $1.2 billion and the allowance for loan losses was $16.9 million, or 1.37% of total loans, compared to total loans of $1.4 billion and an allowance for loan losses of $12.1 million, or 0.89% of total loans, at June 30, 2020. The allowance for loan losses, excluding the allocated reserve for mortgage warehouse lines, was $15.8 million, or 1.59% of total loans excluding mortgage warehouse lines at June 30, 2021. In addition, at June 30, 2021, there were $36.0 million of SBA PPP loans which are 100% guaranteed by the SBA and, accordingly, no allowance was provided.

Non-interest income was $3.7 million for the second quarter of 2021, representing an increase of $635,000, or 20.5%, compared to $3.1 million for the second quarter of 2020. The increase in non-interest income was driven primarily by a $645,000 increase in gain on sales of loans. In the second quarter of 2021, $6.3 million of SBA loans were sold and gains of $775,000 were recorded compared to no SBA loans originated or sold and no gains recorded in the second quarter of 2020. In the second quarter of 2021, residential mortgage banking operations originated $60.3 million of residential mortgages, sold $70.1 million of residential mortgages and recorded a $2.0 million gain on sales of loans compared to $76.0 million of residential mortgages originated, $76.6 million of residential mortgage loans sold and a $2.1 million gain on sales of loans recorded in the second quarter of 2020. Income from bank-owned life insurance decreased $96,000 for the second quarter of 2021 compared to the second quarter of 2020, which included $75,000 of income from a death benefit. Other income increased $119,000 in the second quarter of 2021 compared to the second quarter of 2020 due primarily to fees collected on expired loan commitments and higher interchange fees.

Non-interest expenses were $10.5 million for the second quarter of 2021 and increased approximately $694,000, or 7.1%, compared to $9.8 million for the second quarter of 2020. Adjusted non-interest expenses, which excludes the $447,000 of merger-related expenses incurred in the second quarter of 2021 in connection with the pending Merger, increased $247,000, or 2.5%, as compared to the second quarter of 2020. Adjusted non-interest expenses is a non-GAAP measure that excludes merger-related expenses and should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results. A reconciliation of this non-GAAP financial measure to the GAAP financial results is attached to this press release. Salaries and employee benefits expense increased $458,000 or 7.6%, for the second quarter of 2021 compared to the second quarter of 2020 due primarily to a $118,000 increase in mortgage commissions, $71,000 in temporary staffing costs and $265,000 in lower deferred loan origination expenses. FDIC insurance expense decreased $70,000 due to a decrease in the FDIC assessment rate in the second quarter of 2021 compared to the assessment rate in the second quarter of 2020. Other operating expenses decreased $121,000, or 6.3%, for the second quarter of 2021 compared to the second quarter of 2020, resulting primarily from net decreases in various components of other operating expenses.

Income tax expense was $1.9 million for the second quarter of 2021, resulting in an effective tax rate of 26.9%, compared to income tax expense of $1.3 million, which resulted in an effective tax rate of 26.0% for the second quarter of 2020. The increase in income tax expense was due primarily to a $2.1 million increase in pre-tax income in the second quarter of 2021 compared to the second quarter of 2020. The higher effective tax rate in the second quarter of 2021 reflected primarily the higher New Jersey statutory tax rate in effect compared to the statutory tax rate in effect in the second quarter of 2020.

Total assets were $1.79 billion at June 30, 2021, relatively unchanged from December 31, 2020. Total cash and cash equivalents increased $193.7 million and total investment securities increased $11.1 million from December 31, 2020 to June 30, 2021, which amounts were offset by decreases of $198.3 million in total portfolio loans and $23.8 million in loans held for sale. Total portfolio loans at June 30, 2021 were $1.24 billion, compared to $1.43 billion at December 31, 2020. The $198.3 million decrease in portfolio loans was due primarily to a decrease of $146.5 million in mortgage warehouse lines as a result of lower funding volume in the second quarter of 2021 compared to the fourth quarter of 2020, a decrease of $28.7 million in commercial business loans as a result of the forgiveness and pay-offs of SBA PPP loans, and a decrease of $19.8 million in residential real estate loans due to pay-offs, which was partially offset by a $2.0 million increase in construction loans. Loans held for sale decreased $23.8 million due to loan sales in excess of originations and the lower level of residential mortgage originations. Total investment securities were $228.9 million at June 30, 2021, representing an increase of $11.1 million from $217.7 million at December 31, 2020. Investment securities available for sale increased $5.7 million and investment securities held to maturity increased $5.4 million at June 30, 2021 from December 31, 2020.

Total deposits were $1.55 billion at June 30, 2021, representing a decrease of $16.8 million from December 31, 2020. There was a significant change in the composition of total deposits as non-interest-bearing demand deposits increased $64.1 million due in part to the funding of the second round SBA PPP loans, while interest-bearing deposits decreased $80.8 million from December 31, 2020 to June 30, 2021. Of the total decrease in interest-bearing deposits, certificates of deposit decreased $187.0 million due primarily to the maturity of approximately $147.2 million of short-term internet listing service certificates of deposit. Due to the low interest rate environment, customers generally chose to deposit funds to non-maturity deposit accounts such as NOW and savings accounts, which resulted in a $78.5 million increase in savings deposits and a $27.7 million increase in interest-bearing demand deposits. There were no short-term borrowings at June 30, 2021 compared to $9.8 million in short-term borrowings at December 31, 2020.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under applicable regulatory capital standards, the Company’s estimated common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier 1 capital, and leverage ratios were 11.48%, 14.01%, 12.78% and 9.97%, respectively, at June 30, 2021. The Bank’s estimated CET1, total risk-based capital, Tier 1 capital and leverage ratios were 12.78%, 14.01%, 12.78% and 9.96%, respectively, at June 30, 2021. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-accrual loans were $12.1 million at June 30, 2021 compared to $16.4 million at December 31, 2020. During the first six months of 2021, $1.2 million of loans were placed on non-accrual status and consisted of a $94,000 home equity loan, an $871,000 residential mortgage loan and a $216,000 construction loan. During the first six months of 2021, $5.0 million of non-performing loans were resolved as a result of pay-downs and pay-offs, which primarily included $2.6 million of hotel loans and $782,000 of purchased credit impaired loans.

Non-performing loans represented 0.98% of total loans and non-performing assets represented 0.68% of total assets at June 30, 2021 compared to 1.20% and 0.96%, respectively, at December 31, 2020.

OREO decreased $44,000 to $48,000 at June 30, 2021 compared to $92,000 at December 31, 2020, due to the write-down of an asset. The asset consisted of one parcel of land.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 25 branch banking offices in Asbury Park, Cranbury (2), Fair Haven, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jackson, Jamesburg, Lawrenceville, Little Silver, Long Branch, Manahawkin, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Shrewsbury and Toms River (2), New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, without limitation, our future economic performance, plans and objectives for future operations, projections of revenues and other financial items that are based on our beliefs, the Merger and the merger of the Bank into Lakeland Bank (the “Bank Merger”) and the timing of the consummation of the Merger and the Bank Merger, as well as assumptions made by and information currently available to us. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “could,” “project,” “predict,” “expect,” “estimate,” “continue,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements.

These forward-looking statements are based upon our opinions and estimates as of the date they are made and are not guarantees of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, such forward-looking statements are subject to known and unknown risks and uncertainties that may be beyond our control, which could cause actual results, performance and achievements to differ materially from results, performance and achievements projected, expected, expressed or implied by the forward-looking statements.

Examples of factors or events that could cause actual results to differ materially from historical results or those anticipated, expressed or implied include, without limitation, changes in the overall economy and interest rate changes; inflation, market and monetary fluctuations; the ability of our customers to repay their obligations; the accuracy of our financial statement estimates and assumptions, including the adequacy of the estimates made in connection with determining the adequacy of the allowance for loan losses; increased competition and its effect on the availability and pricing of deposits and loans; significant changes in accounting, tax or regulatory practices and requirements; changes in deposit flows, loan demand or real estate values; the enactment of legislation or regulatory changes; changes in monetary and fiscal policies of the U.S. government; changes to the method that LIBOR rates are determined and to the phasing out of LIBOR after 2021; changes in loan delinquency rates or in our levels of non-performing assets; our ability to declare and pay dividends; changes in the economic climate in the market areas in which we operate; the frequency and magnitude of foreclosure of our loans; changes in consumer spending and saving habits; the effects of the health and soundness of other financial institutions, including the need of the FDIC to increase the Deposit Insurance Fund assessments; technological changes; the effects of climate change and harsh weather conditions, including hurricanes and man-made disasters; the economic impact of any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; failure to consummate the Merger or the Bank Merger for any reason, including the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company), failure to obtain shareholder approvals or failure to satisfy any of the other closing conditions in a timely basis or at all; the diversion of management’s time from ongoing business operations due to issues relating to the Merger; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement; the outcome of any legal proceedings that may be instituted against Lakeland or the Company; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; other risks described from time to time in our filings with the Securities and Exchange Commission (the “SEC”); and our ability to manage the risks involved in the foregoing. Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time.

In addition, statements about the COVID-19 pandemic and the potential effects and impacts of the COVID-19 pandemic on the Company’s business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such forward-looking statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact of the pandemic on our employees, customers, business and third-parties with which we conduct business.

Although management has taken certain steps to mitigate any negative effect of the aforementioned factors, significant unfavorable changes could severely impact the assumptions used and have an adverse effect on profitability. Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances, except as required by law.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed Merger, Lakeland intends to file with the SEC a registration statement that will include a joint proxy statement of Lakeland and the Company that also constitutes a prospectus of Lakeland. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement (when available) and other documents filed by Lakeland and the Company with the SEC at the SEC’s web site at www.sec.gov. These documents may be accessed and downloaded for free at Lakeland’s website at www.lakelandbank.com or by directing a request to Investor Relations, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 (973-697-2000). The Company’s documents may be accessed and downloaded for free at the Company’s website at www.1stconstitution.com or by directing a request to Investor Relations, 1st Constitution Bancorp, 2650 Route 130, P.O. Box 634, Cranbury, New Jersey 08512 (609-655-4500).

Participants in the Solicitation

Lakeland, the Company and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Lakeland’s and the Company’s shareholders in respect of the proposed Merger. Information regarding the directors and executive officers of Lakeland may be found in its definitive proxy statement relating to its 2021 Annual Meeting of Shareholders, which was filed with the SEC on April 9, 2021 and can be obtained free of charge from Lakeland’s website. Information regarding the directors and executive officers of the Company may be found in its definitive proxy statement relating to its 2021 Annual Meeting of Shareholders, which was filed with the SEC on April 22, 2021 and can be obtained free of charge from the Company’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Per share data:
Earnings per share - basic	$0.50	$0.36	$0.98	$0.70
Earnings per share - diluted	0.50	0.36	0.98	0.69
Book value per share at end of period			19.02	17.37
Tangible book value per common share at end of period(1)			15.54	13.79

Weighted average shares outstanding - basic	10,272,906	10,209,295	10,267,343	10,205,065
Weighted average shares outstanding - diluted	10,325,335	10,248,156	10,315,780	10,256,481
Shares outstanding at end of period			10,284,848	10,219,048
Performance ratios/data:
Return on average total assets	1.15%	0.89%	1.12%	0.89%
Return on average shareholders’equity	10.73%	8.50%	10.66%	8.26%
Net interest income (tax-equivalent basis)(2)	$14,562	$13,979	$29,967	$27,032
Net interest margin (tax-equivalent basis)(3)	3.47%	3.64%	3.57%	3.66%
Efficiency ratio (tax-equivalent basis)(4)	57.56%	57.60%	57.26%	60.24%

Loan portfolio composition:			June 30, 2021	December 31, 2020
Commercial real estate			$615,632	$618,978
Mortgage warehouse lines			241,827	388,366
Construction loans			131,270	129,245
Commercial business			160,056	188,728
Residential real estate			68,487	88,261
Loans to individuals			19,353	21,269
Other loans			104	113
Gross loans			1,236,729	1,434,960
Deferred fees, net			(1,287)	(1,254)
Total loans			$1,235,442	$1,433,706
Asset quality data:
Loans past due over 90 days and still accruing			$—	$871
Non-accrual loans			12,054	16,361
OREO property			48	92
Total non-performing assets			$12,102	$17,324

Net charge-offs	$(719)	$—	$(716)	$(328)
Allowance for loan losses to total loans			1.37%	1.09%
Allowance for loan losses to total loans excluding mortgage warehouse lines and related allowance			1.59%	1.32%
Allowance for loan losses to non-performing loans			140.41%	90.77%
Non-performing loans to total loans			0.98%	1.20%
Non-performing assets to total assets			0.68%	0.96%
Capital ratios:
1ST Constitution Bancorp
Common equity tier 1 capital to risk-weighted assets			11.48%	9.92%
Total capital to risk-weighted assets			14.01%	12.16%
Tier 1 capital to risk-weighted assets			12.78%	11.12%
Tier 1 leverage ratio			9.97%	9.41%
1ST Constitution Bank
Common equity tier 1 capital to risk-weighted assets			12.78%	11.11%
Total capital to risk-weighted assets			14.01%	12.15%
Tier 1 capital to risk-weighted assets			12.78%	11.11%
Tier 1 leverage ratio			9.96%	9.40%

(1) Tangible book value per common share is a non-GAAP financial measure and is calculated by subtracting goodwill and other intangible assets from shareholders’ equity and dividing it by common shares outstanding.
(2) The tax-equivalent adjustment was $122 and $131 for the three months ended June 30, 2021 and 2020, respectively, and the tax-equivalent adjustment was $249 and $248 for the six months ended June 30, 2021 and 2020, respectively.
(3) Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
(4) Represents non-interest expenses divided by the sum of net interest income on a tax-equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Cash and due from banks	$18,386	$3,661
Interest-earning deposits	197,291	18,334
Total cash and cash equivalents	215,677	21,995
Investment securities:
Available for sale, at fair value	130,886	125,197
Held to maturity (fair value of $100,764 and $95,640 at June 30, 2021 and December 31, 2020, respectively)	97,993	92,552
Total investment securities	228,879	217,749
Loans held for sale	6,017	29,782
Loans	1,235,442	1,433,706
Less: allowance for loan losses	(16,925)	(15,641)
Net loans	1,218,517	1,418,065
Premises and equipment, net	14,043	14,345
Right-of-use assets	15,707	16,548
Accrued interest receivable	4,306	5,273
Bank-owned life insurance	37,658	37,316
Other real estate owned	48	92
Goodwill and intangible assets	35,844	36,003
Other assets	12,549	9,741
Total assets	$1,789,245	$1,806,909
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Non-interest bearing	$489,302	$425,210
Interest bearing	1,056,759	1,137,629
Total deposits	1,546,061	1,562,839
Short-term borrowings	—	9,825
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	530	851
Lease liability	16,612	17,387
Accrued expense and other liabilities	11,828	9,793
Total liabilities	1,593,588	1,619,252
SHAREHOLDERS EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,340,551 and 10,293,535 shares issued and 10,284,848 and 10,245,826 shares outstanding as of June 30, 2021 and December 31, 2020, respectively	111,775	111,135
Retained earnings	83,333	75,201
Treasury stock, 55,703 and 47,709 shares at June 30, 2021 and December 31, 2020, respectively	(739)	(611)
Accumulated other comprehensive income	1,288	1,932
Total shareholders’ equity	195,657	187,657
Total liabilities and shareholders’ equity	$1,789,245	$1,806,909

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
INTEREST INCOME
Loans, including fees	$14,845	$15,374	$30,770	$30,179
Securities:
Taxable	504	852	1,024	1,908
Tax-exempt	458	496	936	934
Federal funds sold and short-term investments	58	4	95	93
Total interest income	15,865	16,726	32,825	33,114
INTEREST EXPENSE
Deposits	1,342	2,724	2,940	5,962
Borrowings	—	48	—	110
Redeemable subordinated debentures	83	106	167	258
Total interest expense	1,425	2,878	3,107	6,330
Net interest income	14,440	13,848	29,718	26,784
PROVISION FOR LOAN LOSSES	600	2,125	2,000	3,020
Net interest income after provision for loan losses	13,840	11,723	27,718	23,764
NON-INTEREST INCOME
Service charges on deposit accounts	107	132	224	345
Gain on sales of loans, net	2,766	2,121	5,861	3,591
Income on bank-owned life insurance	168	264	342	444
Gain on sales/calls of securities	2	10	4	18
Other income	692	573	1,382	1,158
Total non-interest income	3,735	3,100	7,813	5,556
NON-INTEREST EXPENSES
Salaries and employee benefits	6,459	6,001	13,411	12,170
Occupancy expense	1,161	1,205	2,472	2,375
Data processing expenses	505	470	996	916
FDIC insurance expense	155	225	425	259
Other real estate owned expenses	3	14	55	31
Merger-related expenses	447	—	447	64
Other operating expenses	1,801	1,922	3,826	3,815
Total non-interest expenses	10,531	9,837	21,632	19,630
Income before income taxes	7,044	4,986	13,899	9,690
INCOME TAXES	1,892	1,296	3,818	2,579
Net income	$5,152	$3,690	$10,081	$7,111
EARNINGS PER COMMON SHARE
Basic	$0.50	$0.36	$0.98	$0.70
Diluted	0.50	0.36	0.98	0.69
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,272,906	10,209,295	10,267,343	10,205,065
Diluted	10,325,335	10,248,156	10,315,780	10,256,481

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three months ended June 30, 2021			Three months ended June 30, 2020
(In thousands except yield/cost information)	Average		Average	Average		Average
Assets	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Federal funds sold/short term investments	$210,857	$58	0.11%	$16,807	$4	0.10%
Investment securities:
Taxable	131,618	504	1.53%	168,415	852	2.02%
Tax-exempt (1)	91,817	580	2.53%	82,709	627	3.03%
Total investment securities	223,435	1,084	1.95%	251,124	1,479	2.36%
Loans: (2)
Commercial real estate	617,365	7,800	5.00%	579,640	7,791	5.32%
Mortgage warehouse lines	221,289	2,303	4.12%	223,696	2,284	4.08%
Construction	132,337	1,829	5.47%	140,593	1,992	5.70%
Commercial business	128,306	1,225	3.83%	145,209	1,567	4.34%
SBA PPP loans	54,208	704	5.21%	54,285	348	2.58%
Residential real estate	71,137	734	4.13%	87,878	952	4.29%
Loans to individuals	18,507	179	3.88%	28,809	316	4.34%
Loans held for sale	7,342	65	3.54%	14,472	114	3.15%
All other loans	847	6	2.8%	629	10	6.29%
Deferred (fees) costs, net	(1,583)	—	—%	261	—	—%
Total loans	1,249,755	14,845	4.76%	1,275,472	15,374	4.85%
Total interest-earning assets	1,684,047	$15,987	3.81%	1,543,403	$16,857	4.39%
Non-interest-earning assets:
Allowance for loan losses	(17,118)			(10,232)
Cash and due from bank	18,808			11,712
Other assets	118,818			123,717
Total non-interest-earning assets	120,508			125,197
Total assets	$1,804,555			$1,668,600
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Money market and NOW accounts	$474,591	$421	0.36%	$425,347	$611	0.58%
Savings accounts	395,586	409	0.41%	271,772	547	0.81%
Certificates of deposit	212,573	512	0.97%	353,160	1,566	1.78%
Federal Reserve Bank PPPLF borrowings	—	—	—%	3,970	3	0.30%
Short-term borrowings	1	—	—%	35,679	45	0.51%
Redeemable subordinated debentures	18,557	83	1.77%	18,557	106	2.26%
Total interest-bearing liabilities	1,101,308	$1,425	0.52%	1,108,485	$2,878	1.04%
Non-interest-bearing liabilities:
Demand deposits	479,618			356,322
Other liabilities	30,954			29,190
Total non-interest-bearing liabilities	510,572			385,512
Shareholders’ equity	192,675			174,603
Total liabilities and shareholders’ equity	$1,804,555			$1,668,600
Net interest spread (3)			3.29%			3.35%
Net interest income and margin (4)		$14,562	3.47%		$13,979	3.64%

(1) Tax-equivalent basis, using 21% federal tax rate in 2021 and 2020.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020
(In thousands except yield/cost information)	Average		Average	Average		Average
Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Federal funds sold/short term investments	$179,576	$95	0.11%	$20,682	$93	0.90%
Investment securities:
Taxable	130,425	1,024	1.57%	168,393	1,908	2.27%
Tax-exempt (1)	90,316	1,185	2.62%	73,954	1,182	3.20%
Total investment securities	220,741	2,209	2.00%	242,347	3,090	2.55%
Loans: (2)
Commercial real estate	614,878	15,478	5.01%	577,140	15,146	5.19%
Mortgage warehouse lines	250,352	5,088	4.04%	199,485	4,319	4.33%
Construction	132,747	3,651	5.47%	144,044	4,171	5.82%
Commercial business	128,393	2,496	3.92%	144,001	3,370	4.71%
SBA PPP loans	57,888	1,729	6.02%	27,143	348	2.58%
Residential real estate	76,051	1,682	4.42%	89,119	1,948	4.32%
Loans to individuals	18,996	399	4.24%	29,653	708	4.72%
Loans held for sale	14,709	235	3.20%	9,229	149	3.23%
All other loans	706	12	3.38%	989	20	4.00%
Deferred (fees) costs, net	(1,363)	—	—%	357	—	—%
Total loans	1,293,357	30,770	4.80%	1,221,160	30,179	4.97%
Total interest-earning assets	1,693,674	$33,074	3.94%	1,484,189	$33,362	4.52%
Non-interest-earning assets:
Allowance for loan losses	(16,584)			(9,843)
Cash and due from bank	15,678			12,547
Other assets	119,216			123,098
Total non-interest-earning assets	118,310			125,802
Total assets	$1,811,984			$1,609,991
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Money market and NOW accounts	$466,706	$885	0.38%	$413,592	$1,371	0.67%
Savings accounts	375,096	836	0.45%	268,413	1,151	0.86%
Certificates of deposit	269,436	1,219	0.91%	356,521	3,440	1.94%
Federal Reserve Bank PPPLF borrowings	—	—	—%	1,984	3	0.30%
Short-term borrowings	163	—	—%	27,298	107	0.79%
Redeemable subordinated debentures	18,557	167	1.79%	18,557	258	2.75%
Total interest-bearing liabilities	1,129,958	$3,107	0.55%	1,086,365	$6,330	1.17%
Non-interest-bearing liabilities:
Demand deposits	460,232			319,920
Other liabilities	31,102			30,489
Total non-interest-bearing liabilities	491,334			350,409
Shareholders' equity	190,692			173,217
Total liabilities and shareholders’ equity	$1,811,984			$1,609,991
Net interest spread (3)			3.39%			3.35%
Net interest income and margin (4)		$29,967	3.57%		$27,032	3.66%

(1) Tax-equivalent basis, using 21% federal tax rate in 2020 and 2019.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Adjusted net income
Net income	$5,152	$3,690	$10,081	$7,111
Adjustments:
Merger-related expenses	447	—	447	64
Income tax effect of adjustments	(98)	—	(98)	(19)
Adjusted net income	$5,501	$3,690	$10,430	$7,156

Adjusted net income per diluted share
Adjusted net income	$5,501	$3,690	$10,430	$7,156
Diluted shares outstanding	10,325,335	10,248,156	10,315,780	10,256,481
Adjusted net income per diluted share	$0.53	$0.36	$1.01	$0.70

Adjusted return on average total assets
Adjusted net income	$5,501	$3,690	$10,430	$7,156
Average assets	1,804,555	1,668,600	1,811,984	1,609,991
Adjusted return on average total assets	1.22%	0.89%	1.16%	0.89%

Adjusted return on average shareholders’ equity
Adjusted net income	$5,501	$3,690	$10,430	$7,156
Average equity	192,675	174,603	190,692	173,217
Adjusted return on average shareholders’ equity	11.45%	8.50%	11.03%	8.31%

Adjusted efficiency ratio
Adjusted non-interest expenses(2)	$10,084	$9,837	$21,185	$19,566
Total revenue - tax-equivalent	18,297	17,079	37,780	32,588
Adjusted efficiency ratio	55.11%	57.60%	56.07%	60.04%

Book value and tangible book value per common share
Shareholders’ equity			$195,657	$177,484
Less: goodwill and intangible assets			35,844	36,563
Tangible shareholders’ equity			159,813	140,921
Shares outstanding			10,284,848	10,219,048
Book value per common share			$19.02	$17.37
Tangible book value per common share			$15.54	$13.79

(1) We use the non-GAAP financial measures of adjusted net income, adjusted net income per diluted share, adjusted return on average total assets, adjusted return on average shareholders’ equity and tangible book value per common share because management believes that it is helpful to readers in understanding the Company’s financial performance and the effect of the expenses related to the pending Merger on its financial statements. These non-GAAP financial measures improve the comparability of the current period results with the results of the prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results.

(2) Adjusted non-interest expenses is calculated by subtracting merger-related expenses from total non-interest expenses. Accordingly, adjusted non-interest expenses for the three and six months ended June 30, 2021 is calculated as total non-interest expenses of $10.5 million and $21.6 million for the three- and six-month periods ended June 30, 2021 less $447,000 for the three and six months ended June 30, 2021, and adjusted non-interest expenses for the three and six months ended June 30, 2020 is calculated as total non-interest expenses of $9.8 million and $19.6 million for the three- and six-month periods ended June 30, 2020 less merger-related expenses of $64,000 for the six months ended June 30, 2020.